Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG ORDERS FOUR PRODUCT CARRIERS

Addition of Long-range Coated Panamax Tankers Broadens Service Offering to Customers

NEW YORK, NY - August 30, 2007 - Overseas Shipholding Group, Inc. (NYSE:OSG) announced today that it will build four 73,500 dwt coated Panamax product carriers, or LR1 tankers, at the SPP Plant and Shipbuilding Co. Ltd. based in Tong Yang, South Korea. The vessels are scheduled for delivery in 2010 and 2011.

As product trades continue to shift and globalize, OSG is enhancing its fleet of larger size product carriers in order to better service its customer base. Larger size product carriers are more economical for customers, are a more flexible vessel and augment the Company's diverse fleet of crude oil tankers, medium- and long-range product carriers and liquefied natural gas (LNG) vessels.

The new vessels bring OSG's total fleet to 147 vessels, of which 107 are operating and an additional 40 vessels are slated for delivery between 2007 and 2011.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.
Contact:	Overseas Shipholding Group, Inc. Jennifer L. Schlueter Head of Corporate Communications and Investor Relations +1 212-578-1634

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